Exhibit 99.1

News Release
For more information, contact:
Teresa Paulsen	MEDIA
Vice President,
Communication & External Relations
ConAgra Foods, Inc.
tel: 402-240-5210
Chris Klinefelter	ANALYSTS
Vice President, Investor Relations
ConAgra Foods, Inc.
tel: 402-240-4154
www.conagrafoods.com

FOR IMMEDIATE RELEASE

CONAGRA FOODS REPORTS THIRD QUARTER COMPARABLE EPS

GROWTH INCLUDING SIGNIFICANT INCREASE IN MARKETING;

REAFFIRMS FULL-YEAR EPS; ANNOUNCES QUARTERLY DIVIDEND

Fiscal 2013 Third-quarter Highlights (% cited vs. year-ago period amounts, where applicable):

•	Diluted EPS from continuing operations of $0.29 as reported and $0.55 adjusted for items impacting comparability, down as reported and up on a comparable basis.

•

Consumer Foods’ operating profit increased on a comparable basis, including an approximate 33% increase in base business marketing investment. The increase in investment reduced the quarter’s EPS by approximately $0.04 per diluted share. Segment sales increased 7%, driven by acquisitions.

•	Commercial Foods’ sales and comparable operating profit increased.

•

The company completed the acquisition of Ralcorp on January 29, 2013. ConAgra Foods’ fiscal 2013 third-quarter results include 27 days of EPS contribution from Ralcorp. The company continues to expect EPS benefit of approximately $0.05 per diluted share in fiscal 2013 from this transaction.

•

As previously stated, the company expects EPS for the full fiscal year, adjusted for items impacting comparability, to be approximately $2.15, resulting in 17% comparable year-over-year EPS growth. The $2.15 includes approximately $0.05 per diluted share benefit from the acquisition of Ralcorp.

•	The board of directors approved a dividend of $0.25 per common share to be paid on May 31, 2013, to stockholders of record at the close of business on April 30, 2013.

OMAHA, Neb., April 3, 2013 — ConAgra Foods, Inc., (NYSE: CAG) one of North America’s leading packaged food companies, today reported results for the fiscal 2013 third quarter ended February 24, 2013. Diluted EPS from continuing operations was $0.29 in the fiscal third quarter, down from $0.67 earned in the year-ago period.

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CONAGRA FOODS

Excluding $0.26 per diluted share of net expense in the current quarter, and $0.14 of net benefit in the year-ago period, from items impacting comparability, current quarter EPS of $0.55 was 4% above the comparable $0.53 earned in the year-ago period. Items impacting comparability in the third quarter of fiscal 2013 and the same period a year ago are summarized toward the end of this release and reconciled for Regulation G purposes starting on page 10.

Gary Rodkin, ConAgra Foods’ chief executive officer, said, “We are pleased with the earlier-than-planned closing of the Ralcorp transaction, sequential improvement in our Consumer Foods volumes, comparable profit growth in both of our core business segments, and the announcement of Ardent Mills, a new proposed joint venture for our milling operations. Challenges remain for key areas of our business, but a combination of successful margin improvement initiatives and a more favorable input cost environment is enabling us to significantly increase our brand investment and deliver EPS growth.”

He continued, “Our organization is very focused on the ongoing integration of Ralcorp, which will play a key role in creating shareholder value. We reaffirm our expected comparable EPS benefit of $0.05 in fiscal 2013 results and $0.25 in fiscal 2014 results, and are very excited about our earnings potential over the next few years. This is a great time to be a part of ConAgra Foods.”

Consumer Foods Segment

Branded and non-branded food sold in retail and foodservice channels.

The Consumer Foods segment posted sales of $2,303 million and operating profit of $284 million for the third quarter, as reported. Sales increased 7%, reflecting 7% contribution from acquisitions, 3% favorable price/mix, and a 3% organic volume decline. Sequentially, organic volume improved.

•	Brands posting sales growth for the quarter include Hebrew National, Hunt’s, Lightlife, Marie Callender’s, PAM, Peter Pan, Rosarita, Ro*Tel, Slim Jim, Swiss Miss, Wesson, and others.

•	More brand details can be found in the Q&A document accompanying this release.

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CONAGRA FOODS

•

The company has lapped most of the significant pricing taken last fiscal year in response to severe inflation; primarily for this reason, the company expects continued sequential improvement for organic volumes in the fourth fiscal quarter.

Operating profit of $284 million declined from $331 million in the year-ago period, as reported. After adjusting for $5 million of net expense in the current period, and $51 million of net benefit in the year-ago period, from items impacting comparability, current-quarter operating profit of $289 million increased 3% over $280 million in the year-ago period. Marketing investment for the base business (excluding recently completed acquisitions) increased approximately 33%, reflecting the company’s planned commitment to building long-term brand strength and the flexibility afforded by improved margins. Operating profit growth reflects a combination of favorable price/mix and other margin management initiatives, a more favorable input cost environment, and contribution from acquisitions.

Commercial Foods Segment

Specialty potato, seasonings, blends, flavors, and milled grain products sold to foodservice and commercial channels worldwide.

Sales for the Commercial Foods segment were $1,256 million, 1% above year-ago period amounts. Segment operating profit was $167 million, 11% above year-ago period amounts as reported. After adjusting for $10 million of net expense from items impacting comparability, comparable year-over-year profit growth was 18%. The milling operations posted a strong profit increase due to favorable market conditions, good volumes, mix improvement, and excellent productivity. To a lesser extent, Lamb Weston potato operations also contributed to segment profit growth, as the benefit of price/mix more than offset the impact of a volume decline primarily resulting from softness in key Asian markets.

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CONAGRA FOODS

Ralcorp Acquisition – less than 1 month of contribution

Ralcorp businesses contributed a total of $292 million in sales and $5 million of operating profit in the fiscal third quarter as reported. After adjusting for $17 million of net expense from items impacting comparability, operating profit was $22 million. The company currently reports Ralcorp results within two new segments: Ralcorp Food Group and Ralcorp Frozen Bakery Products, listed as such in the segment detail later in this document.

The company continues to expect accretion from the Ralcorp acquisition to be approximately $0.05 per diluted share this fiscal year, excluding items impacting comparability.

Hedging Activities – This language primarily relates to operations other than the company’s milling operations.

Hedge gains and losses are aggregated, and net amounts are reclassified from unallocated Corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold. The net of these activities resulted in $27 million of unfavorable impact in the current quarter, and $22 million of favorable impact in the year-ago period. The company identifies these amounts as items impacting comparability.

Other Items

•

Unallocated Corporate expense was $196 million in the current quarter and $51 million in the year-ago period. Current-quarter amounts include $27 million of unfavorable hedge-related impact and $85 million of other expenses from items impacting comparability, while year-ago period amounts include $22 million of favorable hedge-related benefit and $12 million of net expense from historical legal and insurance matters. Excluding these amounts, unallocated Corporate expense was $84 million for the current quarter and $61 million in the year-ago period. The increase largely reflects higher incentives, but also reflects the addition of Ralcorp corporate expense.

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CONAGRA FOODS

•	Equity method investment earnings were $12 million for the current quarter and $13 million in the year-ago period.

•

Net interest expense was $71 million in the current quarter and $50 million in the year-ago period; the increase reflects the incremental interest related to the debt incurred to fund acquisitions, notably Ralcorp.

•	The company expects the effective tax rate for the full fiscal year 2013 for its existing operations to be approximately 34%, excluding items impacting comparability.

Capital Items

•

The company closed the Ralcorp acquisition on January 29, 2013, for $90 per share in cash. Related to the financing of the acquisition and the refinancing of certain Ralcorp debt (some of which was completed after quarter-end), the company utilized approximately: $6.2 billion of debt, $270 million of net proceeds from an equity issuance, and $1 billion from a combination of cash and commercial paper.

•	Dividends for the current quarter totaled $101 million versus $99 million in the year-ago period.

•	The company repurchased approximately 37,000 shares of common stock during the quarter for approximately $1 million.

•	The board of directors of ConAgra Foods, Inc., approved a dividend payment of $0.25 per common share to be paid on May 31, 2013, to stockholders of record at the close of business on April 30, 2013.

•

For the current quarter, capital expenditures for property, plant and equipment were $109 million, compared with $79 million in the year-ago period; $13 million of the increase relates to Ralcorp. Depreciation and amortization expense was approximately $113 million for the fiscal third quarter; this compares with a total of $91 million in the year-ago period. $17 million of the increase in depreciation and amortization relates to Ralcorp.

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CONAGRA FOODS

•

Subsequent to quarter-end, the company announced that it plans to contribute its flour milling operations (currently reported within the Commercial Foods segment results) into a joint venture with Cargill and CHS. ConAgra Foods and Cargill will each own 44% of the joint venture, and CHS will own 12% of the joint venture. The owners intend to receive cash distributions from the joint venture at closing, which is expected to occur late in calendar 2013. For details on the announcement, please refer to company news and SEC filings dated March 5, 2013.

Fiscal 2013 EPS Outlook

Based on the strong performance to date and the expected contribution from Ralcorp, the company reaffirms expectations for fiscal 2013 diluted EPS to be approximately $2.15, adjusted for items impacting comparability; this represents approximately 17% year-over-year growth.

Major Items Impacting Third-quarter Fiscal 2013 EPS Comparability

Included in the $0.29 diluted EPS from continuing operations for the third quarter of fiscal 2013 (EPS amounts rounded and after tax):

•

Approximately $0.16 per diluted share of net expense, or $103 million pretax, resulting from acquisition, acquisition-related restructuring, and integration costs. $81 million is within unallocated Corporate expense (all of which is in Selling, General, and Administrative expense, “SG&A”), $17 million is within the Ralcorp results ($14 million within the Ralcorp Food Group and $3 million within Ralcorp Frozen Bakery Products, all of which is in Cost of Goods Sold, “COGS”) and $5 million is within Consumer Foods ($2 million in COGS, $3 million in SG&A).

•

Approximately $0.04 per diluted share of net expense, or $27 million pretax, related to the mark-to-market impact of derivatives used to hedge input costs, temporarily classified in unallocated Corporate expense. Hedge gains and losses are aggregated, and net amounts are reclassified from unallocated Corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold.

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CONAGRA FOODS

•	Approximately $0.03 per diluted share of net expense related to unusual tax matters resulting from acquisition costs.

•	Approximately $0.02 per diluted share of net expense, or $10 million pretax, related to impairment charges for assets within the Commercial Foods segment.

•	Approximately $0.01 per diluted share of net expense, or $5 million pretax, related to historical legal and environmental matters, classified within unallocated Corporate expense.

Included in the $0.67 diluted EPS from continuing operations for the third quarter of fiscal 2012 (EPS amounts rounded and after tax):

•

Approximately $0.14 per diluted share of net benefit, or $59 million, related to a gain on the company’s increased investment in Agro Tech Foods, Ltd. This gain is not subject to taxes. This gain is classified as a reduction of Selling, General, and Administrative expense (SG&A) within the Consumer Foods segment.

•

Approximately $0.03 per diluted share of net gain, or $22 million pretax, related to the mark-to-market impact of derivatives used to hedge input costs, temporarily classified in unallocated Corporate expense. Hedge gains and losses are aggregated, and net amounts are reclassified from unallocated Corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold.

•

Approximately $0.03 per diluted share of net expense, or $12 million pretax, related to adjustments to historical legal and insurance matters. The majority of these costs are not tax deductible. This is classified as unallocated Corporate expense.

•

Approximately $0.01 per diluted share of net expense, or $8 million pretax, related to restructuring activities designed to improve efficiencies in the Consumer Foods segment ($5 million classified within COGS, $3 million classified within SG&A).

•	$0.01 per diluted share of impact due to rounding.

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CONAGRA FOODS

Discussion of Results

ConAgra Foods will host a conference call at 9:30 a.m. EDT today to discuss the results. Following the company’s remarks, the call will include a question-and-answer session with the investment community. Domestic and international participants may access the conference call toll-free by dialing 1-877-741-4240 and 1-719-325-4781, respectively. No confirmation or pass code is needed. This conference call also can be accessed live on the Internet at http://investor.conagrafoods.com.

A rebroadcast of the conference call will be available after 1 p.m. EDT today. To access the digital replay, a pass code number will be required. Domestic participants should dial 1-888-203-1112, and international participants should dial 1-719-457-0820 and enter pass code 8794677. A rebroadcast also will be available on the company’s website.

In addition, the company has posted a question-and-answer supplement relating to this release at http://investor.conagrafoods.com. To view recent company news, please visit http://media.conagrafoods.com.

ConAgra Foods, Inc., (NYSE: CAG) is one of North America’s largest packaged food companies. Its balanced portfolio includes consumer brands found in 97 percent of America’s households, the largest private brand packaged food business in North America, and a strong commercial and foodservice business. Consumers can find recognized brands such as Banquet®, Chef Boyardee®, Egg Beaters®, Healthy Choice®, Hebrew National®, Hunt’s®, Marie Callender’s®, Orville Redenbacher’s®, PAM®, Peter Pan®, Reddi-wip®, Slim Jim®, Snack Pack® and many other ConAgra Foods brands, along with food sold by ConAgra Foods under private brand labels, in grocery, convenience, mass merchandise, club stores and drugstores. ConAgra Foods also has a strong commercial foods presence, supplying frozen potato and sweet potato products as well as other vegetable, spice, bakery and grain products to a variety of well-known restaurants, foodservice operators and commercial customers. ConAgra Foods operates ReadySetEat.com, an interactive recipe website that provides consumers with Easy Dinner Recipes and more. For more information, please visit us at www.conagrafoods.com.

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CONAGRA FOODS

Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These risks and uncertainties include, among other things: ConAgra Foods’ ability to realize the synergies and benefits contemplated by the acquisition of Ralcorp and its ability to promptly and effectively integrate the business of Ralcorp; ConAgra Foods’ ability to consummate, and the timing to consummate, a potential joint venture combining the flour milling businesses of ConAgra Foods, Cargill and CHS; ConAgra Foods’ ability to realize the synergies and benefits contemplated by the potential joint venture among ConAgra Foods, Cargill and CHS; the ability and timing to obtain required regulatory approvals and satisfy other closing conditions related to the potential joint venture; expectations about future business plans, prospective performance and opportunities, regulatory approvals and the expected timing of the completion of the joint venture; availability and prices of raw materials, including any negative effects caused by inflation or adverse weather conditions; the effectiveness of ConAgra Foods’ product pricing, including any pricing actions and promotional changes; future economic circumstances; industry conditions; ConAgra Foods’ ability to execute its operating and restructuring plans; the success of ConAgra Foods’ innovation, marketing, including increased marketing investments, and cost-saving initiatives; the competitive environment and related market conditions; operating efficiencies; the ultimate impact of any ConAgra Foods’ product recalls; access to capital; ConAgra Foods’ success in efficiently and effectively integrating its acquisitions; actions of governments and regulatory factors affecting ConAgra Foods’ businesses, including the Patient Protection and Affordable Care Act; the amount and timing of repurchases of ConAgra Foods’ common stock, if any; and other risks described in ConAgra Foods’ reports filed with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Investors and security holders are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. ConAgra Foods disclaims any obligation to update or revise statements contained in this press release to reflect future events or circumstances or otherwise.

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CONAGRA FOODS

Regulation G Disclosure

Below is a reconciliation of Q3 FY13 and Q3 FY12 diluted earnings per share from continuing operations, Consumer Foods segment operating profit, and Commercial Foods segment operating profit, adjusted for items impacting comparability. Amounts may be impacted by rounding.

Q3 FY13 & Q3 FY12 Diluted EPS from Continuing Operations

	Q3 FY13	Q3 FY12	% change
Diluted EPS from continuing operations	$0.29	$0.67
Items impacting comparability:
Acquisition expenses, including restructuring, and integration costs	0.16	—
Net expense (benefit) related to unallocated mark-to-market impact of derivatives	0.04	(0.03)
Net expense related to unusual tax matters resulting from acquisition costs	0.03	—
Net expense related to impairment charges for assets within the Commercial Foods segment	0.02	—
Net expense related to historical legal, insurance, and environmental matters	0.01	0.03
Benefit related to acquisition of majority interest in Agro Tech Foods, Ltd.	—	(0.14)
Net expense related to restructuring charges	—	0.01
Rounding	—	(0.01)

Diluted EPS adjusted for items impacting comparability	$0.55	$0.53	4%

Consumer Foods Segment Operating Profit Reconciliation

(Dollars in millions)	Q3 FY13	Q3 FY12	% change
Consumer Foods Segment Operating Profit	$284	$331
Acquisition expenses, including restructuring, and integration costs	5	—
Net expense related to restructuring charges	—	8
Benefit related to acquisition of majority interest in Agro Tech Foods, Ltd.	—	(59)

Consumer Foods Segment Adjusted Operating Profit	$289	$280	3%

Commercial Foods Segment Operating Profit Reconciliation

(Dollars in millions)	Q3 FY13	Q3 FY12	% change
Commercial Foods Segment Operating Profit	$167	$150	11%
Net expense related to impairment charges for assets within the Commercial Foods segment	10	—

Commercial Foods Segment Adjusted Operating Profit	$177	$150	18%

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CONAGRA FOODS

Regulation G Disclosure (cont.)

Below is a reconciliation of Q3 FY13 Ralcorp Food Group segment operating profit, Ralcorp Frozen Bakery Products segment operating profit, Ralcorp (Ralcorp Food Group and Ralcorp Frozen Bakery Products segments combined) segment operating profit, and FY13 (forecasted) and FY12 diluted EPS from continuing operations, adjusted for items impacting comparability. Amounts may be impacted by rounding.

Ralcorp Food Group Segment Operating Profit Reconciliation

(Dollars in millions)	Q3 FY13
Ralcorp Food Group Segment Operating Profit	$4
Acquisition-related expenses, including restructuring	14

Ralcorp Food Group Segment Adjusted Operating Profit	$18

Ralcorp Frozen Bakery Products Segment Operating Profit Reconciliation

(Dollars in millions)	Q3 FY13
Ralcorp Frozen Bakery Products Segment Operating Profit	$1
Acquisition-related expenses, including restructuring	3

Ralcorp Frozen Bakery Products Segment Adjusted Operating Profit	$4

Ralcorp Segments Adjusted Operating Profit Reconciliation

(Dollars in millions)	Q3 FY13
Ralcorp Segments Operating Profit	$5
Acquisition-related expenses, including restructuring	17

Ralcorp Segments Adjusted Operating Profit	$22

FY12 Diluted EPS from Continuing Operations

	Total FY13	Total FY12	% change
Diluted EPS from continuing operations	*	$1.12
Items impacting comparability:
Expense related to adoption of new methodology for pension accounting		0.60
Expense related to unallocated mark-to-market impact of derivatives		0.14
Expense related to restructuring charges		0.09
Net expense related to historical legal and insurance matters	*	0.03
Expense related to transaction costs of acquisitions		0.01
Benefit related to acquisition of majority interest in Agro Tech Foods, Ltd.		(0.14)
Rounding		(0.01)

Diluted EPS adjusted for items impacting comparability	$2.15	$1.84	17%

*	EPS guidance is based on diluted EPS, adjusted for items impacting comparability. The inability to predict the timing and amount of future items impacting comparability makes a detailed reconciliation of projections for Regulation G purposes impracticable.

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CONAGRA FOODS

ConAgra Foods, Inc.

Segment Operating Results

(in millions)

(unaudited)

	THIRD QUARTER
	13 Weeks Ended	13 Weeks Ended
	February 24, 2013	February 26, 2012	Percent Change
SALES
Consumer Foods	$2,303.2	$2,157.2	6.8%
Commercial Foods	1,255.5	1,238.8	1.3%
Ralcorp Frozen Bakery Products	79.3	—	N/A
Ralcorp Food Group	212.5	—	N/A

Total	3,850.5	3,396.0	13.4%

OPERATING PROFIT
Consumer Foods	$284.4	$331.3	(14.2)%
Commercial Foods	166.6	150.0	11.1%
Ralcorp Frozen Bakery Products	1.4	—	N/A
Ralcorp Food Group	3.6	—	N/A

Total operating profit for segments	456.0	481.3	(5.3)%

Reconciliation of total operating profit to income from continuing operations before income taxes and equity method investment earnings
Items excluded from segment operating profit:
General corporate expense	(196.0)	(51.4)	281.3%
Interest expense, net	(70.6)	(49.7)	42.1%

Income from continuing operations before income taxes and equity method investment earnings	$189.4	$380.2	(50.2)%

Segment operating profit excludes general corporate expense, equity method investment earnings, and net interest expense. Management believes such amounts are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.

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CONAGRA FOODS

ConAgra Foods, Inc.

Segment Operating Results

(in millions)

(unaudited)

	THIRD QUARTER
	39 Weeks Ended	39 Weeks Ended
	February 24, 2013	February 26, 2012	Percent Change
SALES
Consumer Foods	$6,768.9	$6,227.1	8.7%
Commercial Foods	3,837.2	3,705.9	3.5%
Ralcorp Frozen Bakery Products	79.3	—	N/A
Ralcorp Food Group	212.5	—	N/A

Total	10,897.9	9,933.0	9.7%

OPERATING PROFIT
Consumer Foods	$805.7	$783.8	2.8%
Commercial Foods	475.5	408.3	16.5%
Ralcorp Frozen Bakery Products	1.4	—	N/A
Ralcorp Food Group	3.6	—	N/A

Total operating profit for segments	1,286.2	1,192.1	7.9%

Reconciliation of total operating profit to income from continuing operations before income taxes and equity method investment earnings
Items excluded from segment operating profit:
General corporate expense	(242.6)	(257.7)	(5.9)%
Interest expense, net	(173.3)	(153.2)	13.1%

Income from continuing operations before income taxes and equity method investment earnings	$870.3	$781.2	11.4%

Segment operating profit excludes general corporate expense, equity method investment earnings, and net interest expense. Management believes such amounts are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.

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CONAGRA FOODS

ConAgra Foods, Inc.

Consolidated Statements of Earnings

(in millions, except per share amounts)

(unaudited)

	THIRD QUARTER
	13 Weeks Ended	13 Weeks Ended
	February 24, 2013	February 26, 2012	Percent Change
Net sales	$3,850.5	$3,396.0	13.4%
Costs and expenses:
Cost of goods sold	2,976.5	2,609.4	14.1%
Selling, general and administrative expenses	614.0	356.7	72.1%
Interest expense, net	70.6	49.7	42.1%

Income from continuing operations before income taxes and equity method investment earnings	189.4	380.2	(50.2)%
Income tax expense	78.0	112.1	(30.4)%
Equity method investment earnings	12.0	12.6	(4.8)%

Income from continuing operations	123.4	280.7	(56.0)%

Income from discontinued operations, net of tax	—	—	—%

Net income	$123.4	$280.7	(56.0)%

Less: Net income attributable to noncontrolling interests	3.4	0.6	466.7%

Net income attributable to ConAgra Foods, Inc.	$120.0	$280.1	(57.2)%

Earnings per share – basic

Income from continuing operations	$0.29	$0.68	(57.4)%
Income from discontinued operations	—	—	—%

Net income attributable to ConAgra Foods, Inc.	$0.29	$0.68	(57.4)%

Weighted average shares outstanding	410.7	414.3	(0.9)%

Earnings per share – diluted

Income from continuing operations	$0.29	$0.67	(56.7)%
Income from discontinued operations	—	—	—%

Net income attributable to ConAgra Foods, Inc.	$0.29	$0.67	(56.7)%

Weighted average share and share equivalents outstanding	417.8	420.0	(0.5)%

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CONAGRA FOODS

ConAgra Foods, Inc.

Consolidated Statements of Earnings

(in millions, except per share amounts)

(unaudited)

	THIRD QUARTER
	39 Weeks Ended	39 Weeks Ended
	February 24, 2013	February 26, 2012	Percent Change
Net sales	$10,897.9	$9,933.0	9.7%
Costs and expenses:
Cost of goods sold	8,289.7	7,796.4	6.3%
Selling, general and administrative expenses	1,564.6	1,202.2	30.1%
Interest expense, net	173.3	153.2	13.1%

Income from continuing operations before income taxes and equity method investment earnings	870.3	781.2	11.4%
Income tax expense	310.6	253.7	22.4%
Equity method investment earnings	32.4	30.3	6.9%

Income from continuing operations	592.1	557.8	6.1%

Income from discontinued operations, net of tax	—	0.1	(100.0)%

Net income	$592.1	$557.9	6.1%

Less: Net income attributable to noncontrolling interests	10.4	3.8	173.7%

Net income attributable to ConAgra Foods, Inc.	$581.7	$554.1	5.0%

Earnings per share – basic

Income from continuing operations	$1.42	$1.34	6.0%
Income from discontinued operations	—	—	—%

Net income attributable to ConAgra Foods, Inc.	$1.42	$1.34	6.0%

Weighted average shares outstanding	408.4	413.6	(1.3)%

Earnings per share – diluted

Income from continuing operations	$1.40	$1.32	6.1%
Income from discontinued operations	—	—	—%

Net income attributable to ConAgra Foods, Inc.	$1.40	$1.32	6.1%

Weighted average share and share equivalents outstanding	414.5	419.1	(1.1)%

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CONAGRA FOODS

ConAgra Foods, Inc.

Consolidated Balance Sheets

(in millions)

(unaudited)

	February 24, 2013	May 27, 2012
ASSETS
Current assets
Cash and cash equivalents	$723.8	$103.0
Receivables, less allowance for doubtful accounts of $7.6 and $5.9	1,219.3	924.8
Inventories	2,648.3	1,869.6
Prepaid expenses and other current assets	554.6	321.4

Total current assets	5,146.0	3,218.8
Property, plant and equipment, net	3,807.2	2,741.9
Goodwill	8,369.3	4,015.4
Brands, trademarks and other intangibles, net	3,475.3	1,191.5
Other assets	309.7	274.3

	$21,107.5	$11,441.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes payable	$1.1	$40.0
Current installments of long-term debt	719.7	38.1
Accounts payable	1,501.7	1,190.3
Accrued payroll	265.4	177.2
Other accrued liabilities	934.6	779.6

Total current liabilities	3,422.5	2,225.2
Senior long-term debt, excluding current installments	9,649.4	2,662.7
Subordinated debt	195.9	195.9
Other noncurrent liabilities	2,715.9	1,822.1
Total stockholders’ equity	5,123.8	4,536.0

	$21,107.5	$11,441.9

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CONAGRA FOODS

ConAgra Foods, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	Thirty-nine weeks ended
	February 24, 2013	February 26, 2012
Cash flows from operating activities:
Net income	$592.1	$557.9
Income from discontinued operations	—	0.1

Income from continuing operations	592.1	557.8
Adjustments to reconcile income from continuing operations to net cash flows from operating activities:
Depreciation and amortization	299.2	277.1
Asset impairment charges	19.8	7.9
Gain on acquisition of controlling interest in Agro Tech Foods Ltd.	—	(58.7)
Earnings of affiliates in excess of distributions	(11.8)	(11.0)
Share-based payments expense	52.8	35.2
Contributions to pension plans	(14.7)	(77.0)
Pension expense	16.5	18.6
Other items	(37.6)	(1.7)
Change in operating assets and liabilities excluding effects of business acquisitions and dispositions:
Accounts receivable	(12.9)	(54.6)
Inventory	(234.9)	(170.5)
Deferred income taxes and income taxes payable, net	68.6	91.9
Prepaid expenses and other current assets	(32.7)	(7.9)
Accounts payable	43.9	98.0
Accrued payroll	88.1	46.9
Other accrued liabilities	(54.7)	24.5

Net cash flows from operating activities — continuing operations	781.7	776.5
Net cash flows from operating activities — discontinued operations	—	2.9

Net cash flows from operating activities	781.7	779.4

Cash flows from investing activities:
Additions to property, plant and equipment	(289.1)	(239.1)
Sale of property, plant and equipment	7.6	7.5
Purchase of businesses, net of cash acquired	(5,017.7)	(306.6)
Purchase of intangible assets	—	(62.5)
Other	(1.8)	—

Net cash flows from investing activities	(5,301.0)	(600.7)

Cash flows from financing activities:
Net short-term borrowings	(38.9)	3.0
Issuance of long-term debt	6,217.7	—
Debt issuance costs	(56.6)	—
Repayment of long-term debt	(911.8)	(355.6)
Issuance of ConAgra Foods, Inc. common shares	269.3	—
Repurchase of ConAgra Foods, Inc. common shares	(245.0)	(100.2)
Cash dividends paid	(296.6)	(288.8)
Exercise of stock options and issuance of other stock awards	197.2	199.3
Other items	2.2	1.0

Net cash flows from financing activities	5,137.5	(541.3)

Effect of exchange rate changes on cash and cash equivalents	2.6	(5.6)
Net change in cash and cash equivalents	620.8	(368.2)
Cash and cash equivalents at beginning of period	103.0	972.4

Cash and cash equivalents at end of period	$723.8	$604.2

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